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                                                                   Exhibit 10.2D

                         The FY98 Executive Bonus Plan



o The purpose of the ParcPlace-Digitalk FY98 Executive Incentive Plan (The "Executive Bonus Plan") is to advance the interests of ParcPlace by providing incentives and rewards to management personnel who have contributed materially to the success of the Company, to provide a means of rewarding outstanding performance and to enable the Company to maintain a competitive position in attracting and retaining the key personnel necessary for continued growth and profitability.

o Eligible management personnel for FY98 will be the officers and key management personnel of ParcPlace who are active, full time employees as of December 31, 1997.

o       The bonus calculation is based on a combination of:

           o Company performance determined by Revenues and Profit Before Tax (After the bonus has been reserved).

           o Individual performance as evaluated under a specific set of management objectives (MBO's). This recognizes the importance of each individual's contribution to the success of reaching the Company's objectives.

           o Individuals are eligible for bonus awards based on organization level. Target awards are established as a percent of base salary for each level according to the following schedule:



                                   Award as a Percent of Base Salary
                                   ---------------------------------
                                           Target        Maximum
                                           Award          Award
                                           -----          -----

        President & CEO                       50%         125%

        Executive Level "A"                   30%          75%

        Executive Level "B"                   20%          50%

        Executive Level "C"                   10%          25%



o Incentive Bonus Awards will be made according to the Company's achievement of its budgeted Revenue and Profit Before Tax. Discretionary prorated payouts may be made despite under achievement of the fiscal year target. However, they will be at the sole discretion of the Board of Directors.

o Based on the annual performance review, a rating of weak ("W"), strong ("S"), or a career year type of performance...exceptional ("E") will be assigned for each individual's



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        performance as determined by their manager. The rating will be converted to a performance rating factor which is then multiplied by the potential bonus to arrive at the actual bonus for the individual performance element. However, if you are a weak manager, you will not be eligible for any bonus despite the company's results. This review will determine whether you are eligible for the bonus.

o If you are eligible, then 50% of your target award will be based on the Company's performance, and 50% will be determined by your MBO performance. MBO performance will be evaluated quarterly and the bonus paid if appropriate to eligible executives by the end of the month following the quarter close. Each objective will be evaluated and partial payments made based on performance.

o The bonus amount for the Company performance element is determined by the Company performance matrix shown below. The "% Attain" is determined by the Company's targets for Total Sales (Revenues) and Profit Before Tax, and is the percent of the target award to be received by all Executive Bonus participants for the Company Performance element.



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                                      FY98

                          Incentive Plan Award Formula
                          ----------------------------

Rating:             "Weak" "Exceeds" "Exceptional"

% Attain          Factor       00.0    1.00     1.25
--------          ------       ----    ----     ----

 90%               .80         00%      80%     100%

100%              1.00         00%     100%     125%

110%              1.20         00%     120%     150%

120%              1.40         00%     140%     175%

130%              1.60         00%     160%     200%

140%              1.80         00%     180%     225%

150%              2.00         00%     200%     250%


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--------------------------------------------------------------------------------


Example: For a Vice President "B" with a base salary of $100,000; target bonus of 20% of base; performance rating "Exceeds"; "% Attain" of 110%.



                 Base salary x target bonus percentage                      $ 20,000

                 % attain                                                        110%

                 Look up company performance factor                             1.20

                 Multiply by personal performance factor--"Exceeds"             1.00

                 Results in Matrix Factor                                        120%



                 Eligible Bonus                                             $ 24,000



           Company performance yields (50%)                 $12,000

           MBO performance "Generally Positive"              $9,000



                         Total                              $21,000


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o       The maximum award under the Executive Bonus Plan will be the maximum shown in the matrix.

o Bonus amounts will be calculated based on the actual salary of the participant at the end of the fiscal year less previous bonus awards, and other non-base salary payments. Any quarterly payments will be based on the individual's then current salary.

o Incentives will be paid on a prorated basis to individuals who were hired prior to December 31, 1997 but who were not employed throughout the Fiscal/Bonus Plan period.

o Plan participants must be actively employed on April 30, 1998 (after fiscal year figures have been verified) in order to receive incentive bonus payments.



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o       Bonus payments are considered as regular income for tax purposes and as such will have the appropriate State and Federal withholding deductions made by the Company.

o Participation in this Plan for FY 1998 does not guarantee participation in future incentive plans, profit sharing or bonus plans. Plan structures and participation will be determined on a year-to-year basis and the CEO reserves the right to cancel or alter all such plans if business conditions so dictate.

o This Plan supersedes any previous bonus or incentive plans which may have been in existence and those plans are null and void with the issuance of this plan for FY 1998. The only exception is the Vice President Sales, Vice President Professional Services, and the Vice President International Operations commission plans.

o The Plan will be modified if revenues and profits are impacted because of a merger or acquisition. These changes will be made on an as needed basis. If practical, EPS will be used as a measure as a way to calculate the effect of the merger on revenues and profits.